Exhibit 99.1

TerraVia Reports Second Quarter 2016 Results

Strong progress in commercialization, production and product development

Algenist transaction and appointment of new CEO affirm path toward broad commercialization of food, nutrition and specialty ingredients business

San Francisco, CA – August 8, 2016 – TerraVia (NASDAQ: TVIA), a next-generation food, nutrition and specialty ingredients company and pioneer in algae innovation, announced today results for the second quarter ended June 30, 2016.

Results for the second quarter and first half of 2016 highlight early progress in TerraVia’s refined focus on food, nutrition and specialty ingredients. Recent developments include:

•	Growth in the Company’s food platform with Q2 2016 food sales up nearly three-fold versus the comparable quarter in 2015. In addition, the Company’s first consumer branded food product, Thrive® Culinary Algae Oil, saw a three-fold increase in units sold in the quarter versus Q1 of this year.

•	The recently announced agreement to divest a majority interest in the Algenist® premium skin care brand to Tengram Capital Partners, a leading global private equity firm focused on investing in and building consumer brands, is expected to close in the third quarter. The transaction further enables TerraVia’s refined focus on foods while adding to the Company’s capital base and preserving opportunities to benefit from Algenist’s future success under Tengram’s leadership.

•	Today’s announced appointment of Apu Mody as CEO and a member of the Board of Directors, effective on or about August 22nd. Current co-founder, Chairman and CEO Jonathan Wolfson will continue to serve as CEO until that time, and will then assume the role of Executive Chairman. The appointment of Mr. Mody is part of the planned transition announced in March.

“I believe that the last five months since our announced transition to TerraVia have been the most productive in the company’s history,” said Jonathan Wolfson, CEO of TerraVia. “Our second quarter progress in commercialization, production and product development, combined with the Algenist transaction and appointment of Apu Mody as our next CEO, puts us firmly on course to becoming a leader in food and ingredients leveraging our breakthrough algae platform. We are excited about the opportunities we see to serve demand for healthier and more sustainable food and ingredient alternatives that are better for people and the planet.”

Financial Review

Financial results for the second quarter of 2016 reflect progress in the Company’s transition to food, nutrition and specialty ingredients, offset by the impacts of exiting industrial businesses. Total revenue was $9.9 million compared with $11.7 million in the second quarter of 2015. Results include approximately $5.5 million of revenue from Algenist in the quarter versus $5.2 million in the second quarter of 2015. As reported on August 3, 2016, TerraVia has agreed to sell a majority interest in Algenist to Tengram Capital Partners. Excluding Algenist revenue, adjusted revenue for the second quarter of 2016 was $4.4 million versus $6.5 million in 2015, reflecting planned declines in industrial revenue partially offset by strong growth in food revenue.

GAAP net loss narrowed to $27.4 million for the second quarter of 2016, from a net loss of $37.2 million in the prior year period as the Company begins to benefit from reductions in cash operating expenditures. On a non-GAAP basis, the net loss also declined to $21.9 million for the second quarter of 2016, compared with net loss of $31.7 million in the prior year quarter. A reconciliation of GAAP to non-GAAP net loss is included in the financial tables appended to this press release.

Tyler Painter, COO and CFO of TerraVia commented, “We are pleased with our progress in streamlining operations and refocusing on our core growth markets of food, nutrition and specialty ingredients, but we have more to do. On the financial front, we are focused on managing our resources and capital flexibility with a focus on successful commercialization across our key product lines including Thrive®, AlgaVia®, AlgaWise®, AlgaPrime™ and AlgaPur™. The transaction for the Algenist Skincare brand is aligned with this strategy and is another important step in strengthening our balance sheet and reducing ongoing operating cash needs.”

Conference Call

TerraVia will hold a conference call for investors on August 8, 2016 at 1:30 p.m. PT (4:30 p.m. ET). Investors may access the call by dialing 973-409-9250. A live webcast of the call will be available from the Investor Relations section of www.terravia.com A recording of the call will also be available by calling 404-537-3406; access code 47417201 beginning approximately two hours after the call, and will be available for one week. A webcast replay from today’s call will also be available from the Investor Relations section of www.terravia.com approximately two hours after the call and will be available for up to thirty days.

About TerraVia

TerraVia is a next-generation food, nutrition and specialty ingredients company that harnesses the power of algae, the mother of all plants and earth’s original superfood. With a portfolio of breakthrough ingredients and manufacturing, the Company is well positioned to help meet the growing need of consumer packaged goods and established and emerging food manufacturers to improve the nutritional profile of foods without sacrificing taste, and to develop select consumer brands. The Company also manufacturers a range of specialty personal care ingredients for key strategic partners. Headquartered in South San Francisco, the Company’s mission is to create products that are truly better for people and better for the planet. For additional information, please visit TerraVia’s website at www.terravia.com.

TerraVia, Algenist®, Thrive®, AlgaPrime™, AlgaVia®, AlgaWise®, AlgaPur™, the TerraVia logo and other trademarks or service names are the trademarks of TerraVia Holdings, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Net Loss” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of TerraVia’s current financial performance and TerraVia’s prospects for the future. Specifically, TerraVia believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, TerraVia’s management uses financial measures that do not include stock-based compensation expense, restructuring expense, or special expenses such as non-cash gains or losses related to derivative liabilities and amortization of debt discount and issuance costs. In addition to the corresponding GAAP measure, TerraVia’s management also uses the foregoing non-GAAP measures in reviewing the financial results of TerraVia. TerraVia excludes stock-based compensation expenses, debt conversion expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about TerraVia, including statements that involve risks and uncertainties concerning: its strategic, product, commercialization and production plans; its transition of corporate strategy and identity; changes in management and the timing thereof; meeting commercialization and technology targets; the timing and ramp-up of sales; successful product trials and market acceptance and adoption of its products; the closing of a sale of TerraVia’s Algenist business; the ability of the activities to be pursued in the future by TerraVia and Tengram to create value; TerraVia’s future business focus; and TerraVia’s ability to maintain its relationships with its partners. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of TerraVia, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: TerraVia’s limited operating history; its limited history in manufacturing and commercializing products; its ability to successfully transition its corporate strategy and identity; the commencement of employment of a new chief executive officer and a successful transition to a new chief executive officer; production management risks;

implementation risk in deploying new technologies; its limited experience in constructing, ramping up and operating commercial manufacturing facilities; its ability to successfully develop and commercialize products; its ability to sell its products at a profit; delays related to ramp-up and optimization of production facilities; availability of consistent, reliable power and steam; its ability to manage costs; its ability to enter into and maintain strategic collaborations; successful product trials by its customers and market acceptance and adoption of its products by end-users; its ability to obtain requisite regulatory approvals; its access, on favorable terms, to any required financing; its ability to meet the closing conditions of the Algenist sale; and its ability to successfully transition its corporate strategy and identity. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of TerraVia.

In addition, please refer to the documents that TerraVia, Inc. files with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated from time to time, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. TerraVia is not under any duty to update any of the information in this press release.

Contacts

TerraVia

Corporate Communications:

Genet Garamendi

press@terravia.com

Or

Jeff Majtyka / Taylor Krafchik

JM Strategic Communications Group

646-776-0886

jeff@jmscgroup.com / taylor@jmscgroup.com

TERRAVIA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues
Product revenues	$6,355	$8,307	$13,627	$17,128
Research and development programs	3,592	3,433	7,179	7,217

Total revenues	9,947	11,740	20,806	24,345

Costs and operating expenses
Cost of product revenue	2,725	4,361	5,942	9,031
Research and development	8,276	12,747	16,507	25,301
Sales, general and administrative	16,000	20,981	32,768	42,249
Restructuring charges	49	(31)	1,239	393

Total costs and operating expenses	27,050	38,058	56,456	76,974

Loss from operations	(17,103)	(26,318)	(35,650)	(52,629)

Other income (expense)
Interest and other income (expense), net	(3,192)	(3,410)	(6,367)	(6,683)
Debt conversion expense	(1,785)	—	(1,785)	—
Loss from equity method investments	(5,358)	(7,309)	(10,230)	(12,375)
Change in fair value of derivative liabilities	—	(134)	82	(149)

Total other income (expense), net	(10,335)	(10,853)	(18,300)	(19,207)

Net loss	$(27,438)	$(37,171)	$(53,950)	$(71,836)

Net loss per share - basic and diluted	$(0.33)	$(0.46)	$(0.65)	$(0.90)

Weighted average number of common shares used in net loss per share computation - basic and diluted	84,380	80,098	83,165	79,875

TERRAVIA HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS AND NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
GAAP Net loss	$(27,438)	$(37,171)	$(53,950)	$(71,836)
Change in fair value of derivative liabilities	—	134	(82)	149
Operating expenses includes costs as follows:
Research and development	757	1,472	1,301	2,584
Sales, general and administrative	2,328	3,246	4,520	6,204

Total stock-based compensation expense	3,085	4,718	5,821	8,788
Restructuring charges	49	(31)	1,239	393
Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	641	633	1,307	1,256
Debt conversion expense	1,785	—	1,785	—

Non-GAAP Net loss	$(21,878)	$(31,717)	$(43,880)	$(61,250)

GAAP Net loss per share - basic and diluted	$(0.33)	$(0.46)	$(0.65)	$(0.90)
Stock-based compensation expense	0.04	0.05	0.07	0.11
Restructuring charges	—	—	0.01	—
Amortization of debt discount and issuance costs	0.01	0.01	0.02	0.02
Debt conversion expense	0.02	—	0.02	—

Non-GAAP Net loss per share - basic and diluted	$(0.26)	$(0.40)	$(0.53)	$(0.77)

TERRAVIA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	June 30,	December 31,
	2016	2015
Assets
Current assets
Cash, cash equivalents and marketable securities	$82,523	$97,975
Other current assets	21,373	20,969

Total current assets	103,896	118,944
Property, plant and equipment - net	25,155	26,344
Investment in Solazyme Bunge JV	38,913	35,910
Other assets	1,177	774

Total assets	$169,141	$181,972

Liabilities, convertible preferred stock and stockholders’ deficit
Total current liabilities	$21,810	$25,330
Other liabilities	1,359	1,102
Long-term debt	197,828	202,015

Total liabilities	220,997	228,447

Convertible preferred stock	26,732	—
Total stockholders’ deficit	(78,588)	(46,475)

Total liabilities, convertible preferred stock and stockholders’ deficit	$169,141	$181,972